Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal 2016 Results

NEWARK, NJ — March 3, 2016: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.18 and Non-GAAP diluted EPS* of $0.39 on revenue of $382.5 million for the second quarter of its fiscal year 2016, the three months ended January 31, 2016.

2Q16 HIGHLIGHTS

(Results for 2Q16 are compared to 2Q15)

●	Consolidated revenue decreased to $382.5 million from $394.2 million primarily as a result of reduced traffic on the US to Mexico corridor;

●	IDT improved its results of operations year over year increasing Adjusted EBITDA to $11.7 million from $8.0 million, income from operations to $6.4 million from $3.7 million, and diluted EPS to $0.18 from $0.11;

●	IDT continues to benefit from efforts to right size overhead. SG&A expense decreased to $51.1 million, its lowest level in over three years;

●	Zedge, which IDT plans to spin-off in the current fiscal year, had an outstanding quarter. Revenue increased to $3.5 million from $2.4 million. Income from operations increased to $1.7 million compared to a loss from operations of $610 thousand.

Management Remarks

IDT’s Chief Executive Officer Shmuel Jonas said, “IDT performed well in the second quarter, generating $11.7 million in Adjusted EBITDA, up from $8.0 million in the year ago quarter and increasing diluted EPS to $0.18 from $0.11 a year ago.

“A sharp reduction in industry-wide call termination costs in Mexico implemented by regulatory authorities there last year and slowing revenue growth generated by Boss Revolution’s prepaid calling service contributed to year over year and sequential revenue declines. However, we expect that the impact on our bottom line will dissipate in coming quarters.

“Looking ahead, we are committed to invest significantly in longer term growth initiatives throughout the Company. Individually and in their totality, these initiatives have very promising prospects and will gradually transform our business while we continue to focus on improving the efficiency of our operations.

*Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

2Q16 CONSOLIDATED RESULTS

$ in millions, except EPS	2Q16	2Q15	1Q16	2Q16 - 2Q15 Change (%/$)
Revenue	$382.5	$394.2	$390.6	(3.0)%
Direct cost	$319.7	$328.7	$324.5	(2.7)%
Direct cost as a percentage of revenue	83.6%	83.4%	83.1%	+20 BP
SG&A expense	$51.1	$57.4	$53.1	(11.0)%
Depreciation and amortization	$5.0	$4.4	$5.1	+12.0%
Severance	-	$0.4	-	$(0.4)
Adjusted EBITDA*	$11.7	$8.0	$13.0	+$3.7
Income from operations	$6.4	$3.7	$7.9	+$2.7
Net income attributable to IDT	$4.1	$2.5	$4.2	+$1.6
Diluted EPS	$0.18	$0.11	$0.18	+$0.07
Non-GAAP net income*	$9.0	$7.5	$8.1	$1.5
Non-GAAP diluted EPS*	$0.39	$0.33	$0.35	$0.06
Net cash provided by operating activities	$11.2	$12.7	$14.0	$(1.5)

2Q16 OPERATING RESULTS BY SEGMENT

(Results are for 2Q16 and comparisons are to 2Q15 unless otherwise noted)

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.5% of IDT’s revenue in 2Q16. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Carrier Services, Payment Services and Hosted Platform Solutions.

TPS’ quarterly minutes of use were 7.03 billion compared to 7.53 billion (-6.7%) in 2Q15 and to 7.16 billion (-1.9%) in 1Q16. The decreases primarily reflect a decline in Retail Communications minutes, led primarily by the decline in Boss Revolution voice traffic over the US-to-Mexico corridor and reduced sales of traditional disposable calling cards.

TPS’ revenue was $376.7 million compared to $389.0 million (-3.2%) in the year ago quarter and $385.7 million (-2.3%) in the prior quarter. The decreases are primarily the result of declines in revenue within the Retail Communications vertical.

TPS Revenue by Business Vertical ($ in millions)	2Q16	2Q15	1Q16	2Q16 - 2Q15 % Change in Revenue	2Q16-2Q15 % Change in Minutes of Use	2Q16 Revenue as a % of all TPS Revenue
Retail Communications	$168.6	$182.6	$173.7	(7.7)%	(13.5)%	44.8%
Wholesale Carrier Services	$147.2	$146.6	$148.1	+0.5%	(3.1)%	39.1%
Payment Services	$53.3	$49.8	$55.5	+6.9%	n/a	14.1%
Hosted Platform Solutions	$7.6	$9.9	$8.4	(24.0)%	(11.6)%	2.0%
Total TPS	$376.7	$389.0	$385.7	(3.2)%	(6.7)%	100.0%

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Retail Communications – Sales of IDT’s flagship Boss Revolution international calling service, which is the dominant offering in the Retail Communications vertical, declined 1.8% year over year and 1.3% sequentially. Traditional prepaid cards and other, smaller product lines also contributed significantly to the decline in Retail Communications’ revenues. The revenue decline at Boss Revolution reflects, in part, regulatory changes that dramatically reduced the cost of terminating calls from the US to Mexico - Boss Revolution’s largest calling corridor. This dynamic is likely to continue at least for the remainder of the year but become progressively less impactful to prior period comparisons over time. Exclusive of the US-to-Mexico route, revenue generated by Boss Revolution’s international calling service increased in 2Q16 by approximately 5% compared to the year ago quarter and was unchanged sequentially.

Wholesale Carrier Services – Revenue increased slightly year over year on a traffic mix-shift to higher revenue per minute corridors. The increase was partially offset by a decline in minutes of use.

Payment Services – Revenue increased year over year on growth in sales of international airtime top-up, which is the dominant product line in this vertical.

Hosted Platform Solutions - Revenue decreased in-line with expectations reflecting reductions in rates for telephony services provided by IDT to its cable operator customers.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 84.6% in 2Q16, an increase of 40 basis points year over year and 80 basis points sequentially. The increases were driven primarily by the wholesale carrier vertical.

TPS’ SG&A expense decreased to $46.8 million from $50.5 million (-7.3%) in 2Q15 and from $48.2 million (-3.0%) in 1Q16. Expressed as a percentage of TPS’ revenue, TPS’ 2Q16 SG&A decreased to 12.4% from 13.0% in 2Q15 and from 12.5% in 1Q16. The year over year decrease primarily reflects reduced employee compensation costs after headcount reductions implemented in fiscal 2015, and reduced marketing and advertising expense compared to the year ago quarter.

TPS’ Adjusted EBITDA increased to $11.3 million from $11.1 million (+1.4%) in 2Q15 and decreased from $14.1 million (-20.2%) in 1Q16. The year over year increase was attributable to the decrease in SG&A expense partially offset by the decline in revenue less direct costs. Sequentially, the decline in revenue was only partially offset by the reduction in direct costs and SG&A expense.

TPS’ depreciation and amortization expense was $4.7 million in 2Q16, an increase from $3.9 million (+18.2%) in 2Q15 and $4.4 million (+5.5%) in 1Q16. Depreciation increased due to higher levels of capital expenditures in recent periods to support new product development, including IDT Messaging, Net2Phone Office, and the Boss Revolution Calling App.

TPS’ income from operations decreased to $6.3 million from $6.9 million (-8.3%) in 2Q15 and $9.7 million (-35.2%) in 1Q16. Income from operations in 2Q16 and 2Q15 included the impact of a loss on disposal of property, plant and equipment of $326 thousand and severance expense of $316 thousand, respectively.

CPS

Consumer Phone Services (CPS) sells local and long distance services domestically in 11 states, marketed under the brand name IDT America. CPS has been in harvest mode for the last decade, maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. Results this quarter conformed to expectations.

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CPS’ revenue was $1.8 million compared to $2.2 million (-21.2%) in 2Q15 and $1.8 million (-3.4%) in the prior quarter. CPS’ income from operations was $290 thousand in 2Q16, compared to $307 thousand (-5.5%) in 2Q15 and $339 thousand (-14.6%) in 1Q16.

ALL OTHER

All Other includes Zedge, one of the most popular content platforms for mobile device personalization including ringtones, wallpapers, home screen icons and game recommendations, as well as IDT’s real estate holdings and other small businesses.

As of January 31, 2016, Zedge’s app surpassed 189 million cumulative installs on Android, iOS and Windows Mobile, increasing from 130 million (+45%) a year earlier and 173 million (+9%) at October 31, 2015. Zedge has averaged among the top thirty most popular apps in the Google Play store in the U.S. for the last five years. As a result of Zedge’s large, active user base, it offers advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach.

Zedge’s revenue in 2Q16 was $3.5 million, an increase from $2.4 million (+47.0%) in 2Q15 and from $2.6 million (+37.9%) in 1Q16. The year over year and sequential revenue increases were driven by continued user growth, increased customer engagement and increased revenue per impression. Zedge generated income from operations of $1.7 million compared to a loss from operations of $610 thousand in the year ago quarter, and income from operations of $350 thousand in 1Q16.

All Other’s revenue was $4.0 million in 2Q16 compared to $3.0 million (+35.0%) in 2Q15 and $3.1 million (+30.5%) in 1Q16. Zedge and IDT’s real estate holdings generate all of All Other’s revenue.

All Other’s income from operations, generated primarily by Zedge, was $1.8 million in 2Q16 compared to a loss from operations of $602 thousand in 2Q15 and income from operations of $430 thousand in 1Q16.

OTHER CONSOLIDATED RESULTS

Consolidated results for all periods presented include corporate overhead. In 2Q16, corporate G&A expense was $2.1 million compared to $2.8 million (-27.4%) in the year ago quarter and $2.6 million (-19.8%) in the prior quarter.

2Q16 net income attributable to IDT increased to $4.1 million from $2.5 million in the year ago quarter and decreased from $4.2 million in the prior quarter. The year over year improvement was driven by Zedge’s increased profitability and the reduction in corporate G&A expense. Net income attributable to IDT in 2Q16 included income tax expense of $2.0 million compared to $1.9 million in 2Q15 and $2.9 million in 1Q16. Net income in 2Q15 included a gain on the sale of IDT’s interest in Fabrix Systems of $484 thousand for working capital and other adjustments.

At January 31, 2016, IDT had $146.3 million in unrestricted cash, cash equivalents and marketable securities. Additionally, at that date, IDT reported $88.8 million in current restricted cash and cash equivalents, nearly all of which represents customer deposits held by IDT’s Gibraltar-based bank. Current assets totaled $323.5 million and current liabilities were $326.4 million.

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Net cash provided by operating activities during 2Q16 was $11.2 million compared to $12.7 million during 2Q15 and $14.0 million in 1Q16. For the same periods, capital expenditures were $3.7 million compared to $7.8 million and $5.5 million, respectively.

IDT repurchased $4.6 million of its Class B Common Stock during 2Q16.

DIVIDEND

IDT’s Board of Directors has declared a dividend of $0.19 per share of Class A and Class B common stock for the second quarter of its fiscal year 2016. The dividend will be paid on or about March 25, 2016 to stockholders of record as of the close of business on March 15th. The ex-dividend date will be March 11th. This distribution will be an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host a conference call at 5:30 PM ET today, March 3rd, beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through March 10, 2016 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the following replay conference code: 1007809. The replay can also be streamed from the IDT investor relations website (www.idt.net/ir) beginning shortly after the call.

Copies of the complete earnings release - including the financial statements and reconciliation of the non-GAAP financial measures that are used herein and referenced during management’s discussion of results – were filed on a Form 8-K and are available in the Investor Relations portion of IDT’s website.

About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and Net2Phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular eponymous app for mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

5

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 31, 2016	July 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$99,514	$110,361
Restricted cash and cash equivalents	88,792	91,035
Marketable securities	46,797	40,287
Trade accounts receivable, net of allowance for doubtful accounts of $4,939 at January 31, 2016 and $5,645 at July 31, 2015	55,384	58,543
Receivable from sale of interest in Fabrix Systems Ltd.	3,702	8,471
Prepaid expenses	13,769	17,304
Other current assets	15,530	14,344
Total current assets	323,488	340,345
Property, plant and equipment, net	90,394	91,316
Goodwill	13,452	14,388
Other intangibles, net	1,050	1,277
Investments	11,292	12,344
Deferred income tax assets, net	8,654	13,324
Other assets	7,513	12,688
Total assets	$455,843	$485,682

Liabilities and equity
Current liabilities:
Trade accounts payable	$28,687	$29,140
Accrued expenses	122,190	139,272
Deferred revenue	86,269	86,302
Customer deposits	85,129	84,454
Income taxes payable	550	391
Notes payable—current portion	—	6,353
Other current liabilities	3,563	3,000
Total current liabilities	326,388	348,912
Other liabilities	1,765	1,830
Total liabilities	328,153	350,742
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2016 and July 31, 2015	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,287 and 25,276 shares issued and 21,356 and 21,755 shares outstanding at January 31, 2016 and July 31, 2015, respectively	253	253
Additional paid-in capital	404,790	403,146
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,931 and 3,521 shares of Class B common stock at January 31, 2016 and July 31, 2015, respectively	(115,316)	(110,543)
Accumulated other comprehensive (loss) income	(2,744)	771
Accumulated deficit	(160,196)	(159,829)
Total IDT Corporation stockholders’ equity	126,820	133,831
Noncontrolling interests	870	1,109
Total equity	127,690	134,940
Total liabilities and equity	$455,843	$485,682

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2016	2015	2016	2015
	(in thousands, except per share data)
Revenues	$382,454	$394,173	$773,032	$807,051
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	319,724	328,737	644,235	672,544
Selling, general and administrative (i)	51,054	57,394	104,143	114,392
Depreciation and amortization	4,973	4,440	10,025	8,845
Research and development	—	—	—	1,656
Severance	—	351	—	1,899
Total costs and expenses	375,751	390,922	758,403	799,336
Loss on disposal of property, plant and equipment	(326)	—	(326)	—
Gain on sale of interest in Fabrix Systems Ltd.	—	484	—	75,629
Income from operations	6,377	3,735	14,303	83,344
Interest income (expense), net	534	(40)	692	(131)
Other (expense) income, net	(234)	967	(844)	2,290
Income before income taxes	6,677	4,662	14,151	85,503
Provision for income taxes	(2,014)	(1,905)	(4,911)	(2,392)
Net income	4,663	2,757	9,240	83,111
Net income attributable to noncontrolling interests	(598)	(247)	(981)	(445)
Net income attributable to IDT Corporation	$4,065	$2,510	$8,259	$82,666

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.18	$0.11	$0.36	$3.63
Diluted	$0.18	$0.11	$0.36	$3.57

Weighted-average number of shares used in calculation of earnings per share:
Basic	22,799	22,818	22,867	22,783
Diluted	22,799	23,225	22,884	23,155

Dividends declared per common share	$0.19	$0.82	$0.37	$1.67

(i) Stock-based compensation included in selling, general and administrative expenses	$873	$2,172	$1,644	$3,020

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IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended January 31,
	2016	2015
	(in thousands)
Operating activities
Net income	$9,240	$83,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,025	8,845
Deferred income taxes	4,708	2,441
Provision for doubtful accounts receivable	486	35
Gain on sale of interest in Fabrix Systems Ltd.	—	(75,629)
Realized (gain) loss on marketable securities	(543)	54
Interest in the equity of investments	(79)	(1,459)
Stock-based compensation	1,644	3,020
Change in assets and liabilities:
Restricted cash and cash equivalents	(5,360)	(7,912)
Trade accounts receivable	(1,366)	3,285
Prepaid expenses, other current assets and other assets	7,644	5,787
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(10,814)	(7,478)
Customer deposits	8,200	8,193
Income taxes payable	159	(292)
Deferred revenue	1,202	(1,047)
Net cash provided by operating activities	25,146	20,954
Investing activities
Capital expenditures	(9,223)	(13,946)
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold.	4,769	36,039
Purchase of investments	(350)	(125)
Proceeds from sale and redemption of investments	626	43
Purchases of marketable securities	(24,480)	(18,382)
Proceeds from maturities and sales of marketable securities	18,720	12,104
Net cash (used in) provided by investing activities	(9,938)	15,733
Financing activities
Dividends paid	(8,626)	(38,891)
Distributions to noncontrolling interests	(1,220)	(750)
Proceeds from exercise of stock options.	—	2,896
Repayments of revolving credit loan payable and other borrowings	(6,353)	(13,132)
Repurchases of Class B common stock	(4,773)	(703)
Net cash used in financing activities	(20,972)	(50,580)
Effect of exchange rate changes on cash and cash equivalents	(5,083)	(6,789)
Net (decrease) increase in cash and cash equivalents	(10,847)	(20,682)
Cash and cash equivalents at beginning of period	110,361	153,823
Cash and cash equivalents at end of period	$99,514	$133,141
Supplemental schedule of non-cash investing and financing activities
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$—	$14,333

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Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the second quarters of fiscal 2016 and 2015, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense, and loss on disposal of property, plant and equipment, and subtract the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, stock-based compensation, and loss on disposal of property, plant and equipment, and subtracts the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2016 and fiscal 2015 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Loss on disposal of property, plant and equipment and gain on the sale of interest in Fabrix Systems Ltd., which are components of income from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will dispose of certain assets, and IDT will select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. However, such losses or gains do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

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IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2016 (2Q16)
Adjusted EBITDA	$11.7	$11.3	$0.3	$2.2	$(2.1)
Subtract:
Depreciation and amortization	5.0	4.7	-	0.3	-
Loss on disposal of property, plant and equipment	0.3	0.3	-	-	-
Income (loss) from operations	6.4	$6.3	$0.3	$1.9	$(2.1)
Interest income, net	0.5
Other expense, net	(0.2)
Income before income taxes	6.7
Provision for income taxes	(2.0)
Net income	4.7
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$4.1

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2015 (1Q16)
Adjusted EBITDA	$13.0	$14.1	$0.3	$1.1	$(2.5)
Subtract:
Depreciation and amortization	5.1	4.4	-	0.7	-
Severance expense	-	-	-	-	-
Income (loss) from operations	7.9	$9.7	$0.3	$0.4	$(2.5)
Interest income, net	0.2
Other expense, net	(0.6)
Income before income taxes	7.5
Provision for income taxes	(2.9)
Net income	4.6
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$4.2

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IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total ID T Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2015 (2Q15)
Adjusted EBITDA	$8.0	$11.1	$0.3	$(0.6)	$(2.8)
Subtract (Add):
Depreciation and amortization	4.4	3.9	-	0.5	-
Severance expense	0.4	0.3	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(0.5)	-	-	(0.5)	-
Income (loss) from operations	3.7	$6.9	$0.3	$(0.6)	$(2.8)
Other income, net	1.0
Income before income taxes	4.7
Provision for income taxes	(1.9)
Net income	2.8
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$2.5

11

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2016
Adjusted EBITDA	$24.6	$25.4	$0.6	$3.2	$(4.6)
Subtract:
Depreciation and amortization	10.0	9.1	-	0.9	-
Loss on disposal of property, plant and equipment	0.3	0.3	-	-	-
Income (loss) from operations	14.3	$16.0	$0.6	$2.3	$(4.6)
Interest income, net	0.7
Other expense, net	(0.8)
Income before income taxes	14.2
Provision for income taxes	(4.9)
Net income	9.3
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$8.3

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2015
Adjusted EBITDA	$18.5	$22.1	$0.7	$1.4	$(5.8)
Subtract (Add):
Depreciation and amortization	8.8	7.7	-	1.1	-
Severance expense	1.9	1.9	-	-	-
Gain on sale of interest in Fabrix Systems Ltd.	(75.6)	-	-	(75.6)	-
Income (loss) from operations	83.3	$12.5	$0.7	$75.9	$(5.8)
Interest expense, net	(0.1)
Other income, net	2.3
Income before income taxes	85.5
Provision for income taxes	(2.4)
Net income	83.1
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$82.7

12

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	2Q16	1Q16	2Q15	Six Months Ended January 31, 2016	Six Months Ended January 31, 2015

Net income	$4.7	$4.6	$2.8	$9.2	$83.1
Adjustments (add) subtract:
Stock-based compensation	(0.9)	(0.8)	(2.2)	(1.6)	(3.0)
Depreciation and amortization	(5.0)	(5.0)	(4.4)	(10.0)	(8.8)
Gain on sale of interest in Fabrix Systems Ltd.	-	-	0.5	-	75.6
Severance expense	-	-	(0.4)	-	(1.9)
Loss on disposal of property, plant and equipment	(0.3)	-	-	(0.3)	-
Total adjustments	(6.2)	(5.8)	(6.4)	(11.9)	61.9
Income tax effect of total adjustments	1.9	2.3	1.7	4.0	3.3
	4.3	3.5	4.7	7.9	(65.2)
Non-GAAP net income	$9.0	$8.1	$7.5	$17.1	$17.9

Earnings per share:
Basic	$0.18	$0.18	$0.11	$0.36	$3.63
Total adjustments	0.21	0.17	0.22	0.39	(2.84)
Non-GAAP EPS - basic	$0.39	$0.35	$0.33	$0.75	$0.79

Weighted-average number of shares used in calculation of basic earnings per share	22.8	22.9	22.8	22.9	22.8

Diluted	$0.18	$0.18	$0.11	$0.36	$3.57
Total adjustments	0.21	0.17	0.22	0.39	(2.80)
Non-GAAP EPS - diluted	$0.39	$0.35	$0.33	$0.75	$0.77

Weighted-average number of shares used in calculation of diluted earnings per share	22.8	23.0	23.2	22.9	23.2

13